UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 17, 2008

AUDIBLE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26529	22-3407945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Washington Park – 16th Floor, Newark, NJ	07102-3116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 820-0400

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 3.01. Notice if Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 18, 2008, the acquisition of Audible, Inc., a Delaware corporation (the “Company”), by Amazon.com, Inc., a Delaware corporation (“Parent”), was completed by means of a merger (the “Merger”) of AZBC Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent with and into the Company, with the Company as the surviving corporation. As a result of the Merger, the Company has requested that the NASDAQ Global Market (the “NASDAQ”) file with the Securities and Exchange Commission an application on Form 25 to report that the shares of common stock of the Company are no longer listed on the NASDAQ. The Form 25 was filed on March 18, 2008.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 5.01 relating to the exercise of the Option (as defined below) is incorporated into this Item 3.02 by reference. The shares of common stock of the Company issued upon exercise of the Option were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

Item 5.01. Changes in Control of Registrant

On March 17, 2008, Parent announced that the $11.50 per share cash tender offer (the “Offer”) by Purchaser for all of the outstanding shares of common stock (the “Shares”) of the Company had been successfully completed. Parent and Purchaser have advised the Company that, based upon information obtained by Purchaser from the depositary for the Offer, as of the expiration of the Offer at 5:00 p.m., New York City time, on March 14, 2008, a total of 21,487,967 Shares were tendered and not withdrawn prior to the expiration of the Offer, which represents an aggregate of approximately 86.90% of all outstanding Shares. These Shares, together with Shares previously owned by Purchaser, constitute 89.38% of all outstanding Shares.

The Offer was made in accordance with the terms of the Agreement and Plan of Merger, dated as of January 30, 2008, by and among Parent, Purchaser and the Company (the “Merger Agreement”).

On March 17, 2008, Purchaser exercised its right under the Merger Agreement to purchase from the Company the number of newly issued Shares necessary for Purchaser to own one Share more than 90.0% of the outstanding Shares (the “Option”). The consideration per Share equaled the $11.50 price per Share paid in the Offer, payable at the time of exercise in the form of a promissory note of Purchaser in the principal amount of $11.50 per Share purchased. This transaction closed on March 17, 2008.

On March 18, 2008, the acquisition of the Company by Parent was completed by means of a merger (the “Merger”) of Purchaser with and into the Company, with the Company as the surviving corporation. In the Merger, all outstanding Shares of the Company (other than Shares held by the Company, Parent, Purchaser, any other wholly owned subsidiary of Parent or Purchaser or any wholly owned subsidiary of the Company and Shares as to which appraisal rights are perfected under Delaware law) were converted into the right to receive the same $11.50 in cash per Share as was paid in the Offer. The amount of consideration and source of funds used by Purchaser to acquire the Company’s Shares is described in Item 7 of the Purchaser’s Schedule TO and related Offer to Purchase, dated February 11, 2008, as amended, which description is incorporated herein by reference. As a result of the Merger, Parent has control of the Company.

The Merger Agreement provided that Purchaser is entitled to designate such number of directors on the board of directors of the Company (the “Board of Directors”) as will give Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of (i) the total number of directors on the Board of Directors (after giving effect to the directors elected or designated by Purchaser pursuant to this provision ) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent and Purchaser bears to the total number of Shares then outstanding. Purchaser exercised its right, effective March 13, 2008, to designate directors to the Board of Directors pursuant to these provisions and the information set forth in Item 5.02 below relating to the designation of directors is incorporated into this Item 5.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each of the Company’s directors other than Gary L. Ginsburg, William Washecka and Richard Sarnoff resigned from the Board of Directors effective as of March 11, 2008, the date upon which Purchaser accepted Shares for payment pursuant to the Offer. The directors who resigned as of such date were James P. Bankoff, Donald R. Katz, Johannes Mohn and Oren Zeev. Each resigning director resigned pursuant to the terms of the Merger Agreement, as described above in Item 5.01. Effective March 11, 2008, Parent designated Jeffrey Blackburn, Michael George, Steven Kessel and Peter Krawiec as directors of the Company. As a result of the Merger, Gary L. Ginsburg, William Washecka and Richard Sarnoff ceased to serve as directors of the Company as of March 18, 2008, and the directors of Purchaser immediately prior to the Merger (Jason Bristow, Shelley Reynolds and Michelle Wilson) now comprise the directors of the Company. The information regarding the new directors of the Company set forth in the Offer to Purchase, dated February 11, 2008, is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, upon consummation of the Merger, the certificate of incorporation of the Company was amended and restated in its entirety to read as set forth in Annex A to the Merger Agreement. A copy of the amended and restated certificate of incorporation of the Company is filed as Exhibit 3(i) hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

3(i)	Amended and Restated Certificate of Incorporation of Audible, Inc.

99.1	Press release of Parent issued on March 17, 2008

99.2	Press release of Parent issued on March 19, 2008

SIGNATURE

After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

AUDIBLE, INC.

By:	/s/ Donald R. Katz
Donald R. Katz
President and Chief Executive Officer

Dated: March 19, 2008

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